Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Diane Vanasse

Marvell Public Relations

408-242-0027

dvanasse@marvell.com

JUERGEN W. GROMER JOINS MARVELL TECHNOLOGY GROUP’S
BOARD OF DIRECTORS

SANTA CLARA, Calif., October  29, 2007 — Marvell®, (NASDAQ: MRVL), a leader in storage, communications, and consumer silicon solutions, today announced that Dr. Juergen W. Gromer has joined the Company’s Board of Directors, effective immediately.

“I am very excited that Juergen Gromer is now a member of Marvell’s Board of Directors,” said Dr. Sehat Sutardja, Marvell’s Chairman, President, and Chief Executive Officer.  “Juergen’s experience, particularly in his position overseeing the great advancements at Tyco Electronics, makes him a perfect fit for Marvell and I know that his leadership and industry know-how will be a great asset to the Board and to all of Marvell.”

“It is an honor to be a part of the Marvell Board of Directors,” said Dr. Gromer.  “I am eager to work with my fellow Board members and to help Marvell capitalize on the great opportunities ahead.”

Dr. Gromer will serve as a member of the executive compensation committee and governance committee of the Board.  Dr. Gromer’s term will extend until the 2008 annual general meeting of shareholders.

Juergen W. Gromer has been the President of Tyco Electronics (“Tyco”) since April 1999, a position from which he will retire on December 31, 2007.  He has served on Tyco’s board of directors since its inception in June 2007 and has announced that he plans to remain on Tyco’s board of directors beyond his retirement.  Dr. Gromer has more than twenty years of experience at Tyco and AMP Incorporated (acquired by Tyco in 1999), serving in a wide variety of regional and global assignments, including Senior Vice President, Worldwide Sales and Service; President, Global Automotive Division Corporate Vice President; Vice President of Central and Eastern Europe; and General Manager of AMP Germany.  He is chairman of the board of the Society for Economic Development of the District Bregstrasse/Hessen, a member of SAE and the Advisory Board of Commercebank, a director of the board and Vice President of the American Chamber of Commerce in Germany, a member of the board of RWE Rhein-Ruhr AG and a member of the board of WABCO Holdings, Inc.  Dr. Gromer received his undergraduate degree and Ph.D. in Physics from the University of Stuttgart, Germany.

About Marvell

Marvell (Nasdaq: MRVL) is a leader in development of storage, communications, and consumer silicon solutions. The company’s diverse product portfolio includes switching, transceiver,

communications controller, wireless, and storage solutions that power the entire communications infrastructure including enterprise, metro, home, and storage networking. As used in this release, the terms “company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries. For more information, visit http://www.marvell.com.

Marvell® is a registered trademark of Marvell or its affiliates.

Other names and brands may be claimed as the property of Marvell, Marvell’s affiliates, or other parties.